Exhibit 10(a)(21)

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PATRIOT NATIONAL BANCORP, INC.,

PATRIOT BANK, National association,

PRIME BANK

and

JASPER J. JASER, AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of

August 1, 2017

TABLE OF CONTENTS

ARTICLE I.	THE MERGER	1

1.1.	Effective Time of the Merger	1
1.2.	Closing	2
1.3.	Effects of the Merger	2
1.4.	Directors and Officers of the Surviving Corporation	2

ARTICLE II.	EFFECT OF THE MERGER ON PRIME CAPITAL STOCK	2

2.1.	Effect of the Merger on Prime Capital Stock	2
2.2.	Surrender and Payment	6
2.3	Dissenting Shares	8
2.4	Withholding Rights	8

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF PRIME	8

3.1.	Organization, Standing and Power	9
3.2.	Capitalization	10
3.3.	Subsidiaries	11
3.4.	Authority; No Conflict; Required Filings and Consents	11
3.5.	Financial Statements	13
3.6.	No Undisclosed Liabilities	13
3.7.	Absence of Certain Changes or Events	14
3.8.	Taxes	14
3.9.	Owned and Leased Properties	17
3.10.	Intellectual Property	18
3.11.	Contracts	19
3.12.	Litigation	21
3.13.	Environmental Matters	21
3.14.	Employee Benefit Plans	23
3.15.	Compliance With Laws	25
3.16.	Permits	25
3.17.	Labor Matters	25
3.18.	Insurance	26
3.19.	Affiliate Transactions	26
3.20.	Brokers	26
3.21.	Books and Records	26
3.22.	Proxy Statement	27
3.23.	Anti-Corruption Matters	27
3.24.	Fairness Opinion	27
3.25.	Regulatory Issues	27
3.26.	Investment Securities	28
3.27.	Derivative Transactions	28
3.28.	Loans; Nonperforming and Classified Assets	28
3.29.	Allowance for Loan and Lease Losses	29
3.31.	Deposit Insurance	30
3.32.	Community Reinvestment Act, Anti-money Laundering and Customer Information Security	30

3.33.	Disclosure	31

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PATRIOT AND THE BANK	31

4.1.	Organization, Standing and Power	31
4.2.	Authority; No Conflict; Required Filings and Consents	32
4.3.	Litigation	33
4.4.	Taxes	33
4.5.	Compliance With Laws	33
4.6.	Brokers	33
4.7.	Statements True and Correct	33
4.8.	Regulatory Issues	34
4.9.	Community Reinvestment Act, Anti-money Laundering and Customer Information Security	35
4.10.	Financing	35

ARTICLE IV.	CONDUCT OF BUSINESS	35

5.1.	Covenants of Prime	35
5.2.	Reasonable Best Efforts	39
5.3.	Confidentiality	39

ARTICLE VI.	ADDITIONAL AGREEMENTS	39

6.1.	No Solicitation	39
6.2.	Access to Information	42
6.3.	Shareholders Meeting; Proxy Statement	43
6.4.	Legal Conditions to the Merger	44
6.5.	Public Disclosure	44
6.6.	Indemnification of Prime Directors and Officers	45
6.7.	Notification of Certain Matters	46
6.8.	Shareholder Litigation	46
6.9.	Board of Directors and Loan Committee of Prime	46
6.10.	Financial Statements	46
6.11.	Liens	46
6.12.	Employees of Prime	47
6.13.	Life Insurance Policies	47
6.14.	No Survival of Representations and Warranties	47

ARTICLE VII.	CONDITIONS TO MERGER	47

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	47
7.2.	Additional Conditions to Obligations of Patriot and the Bank	48
7.3.	Additional Conditions to Obligations of Prime	50

ARTICLE VIII.	TERMINATION AND AMENDMENT	51

8.1.	Termination	51
8.2.	Effect of Termination	52
8.3.	Amendment	52
8.4.	Extension; Waiver	52

ARTICLE IX.	MISCELLANEOUS	53

9.1.	Notices	53
9.2.	Entire Agreement	54
9.3.	No Third Party Beneficiaries	54
9.4.	Assignment	54
9.5.	Severability	55
9.6.	Counterparts and Signature	55
9.7.	Interpretation	55
9.8.	Governing Law	55
9.9.	Remedies	56
9.10.	Submission to Jurisdiction	56
9.11.	WAIVER OF JURY TRIAL	56
9.12.	Disclosure Schedule	56

TABLE OF EXHIBITS

Exhibit A	Voting Agreement

Exhibit B	Bank Merger Agreement

Exhibit C	Option Cancellation Agreement

Exhibit D	Definitions

Exhibit E	Consents and Approvals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 1, 2017, by and among Patriot National Bancorp, Inc., a Connecticut corporation (“Patriot”), Patriot Bank, National Association, a federally chartered national banking association and a wholly owned subsidiary of Patriot (the “Bank” and together with Patriot, the “Companies”), Prime Bank, a Connecticut bank (“Prime”) and Jasper J. Jaser, as representative of the Stockholders (as defined below) (the “Stockholders’ Representative”)

WHEREAS, the parties desire to enter into a transaction whereby Prime will merge with and into the Bank (the “Merger”) in accordance with the terms of this Agreement, the Connecticut Business Corporation Act (the “CBCA”), the Banking Law of Connecticut (the “BLC”) and the federal Bank Merger Act (“BMA”), as a result of which the Bank shall be the surviving corporation;

WHEREAS, the Board of Directors of Prime (the “Prime Board”) and the Board of Directors of Patriot and the Bank have each unanimously (a) determined that the Merger is in the best interests of their respective entities and stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) in the case of Prime, has resolved to recommend approval of this Agreement to the stockholders of Prime (the “Stockholders”);

WHEREAS, as a material inducement to the Companies entering into this Agreement, each of the directors and executive officers of Prime has entered into a voting agreement with the Companies dated as of the date hereof (“the Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Prime Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Patriot, the Bank, and Prime agree as follows:

ARTICLE I.
THE MERGER

1.1.         Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Bank and Prime shall enter into a bank merger agreement, substantially in the form attached as Exhibit B (the “Bank Merger Agreement”) and shall, concurrently with the Closing, cause the Bank Merger Agreement to be filed with the Office of the Comptroller of the Currency (“OCC”) in accordance with the relevant provisions of the BMA and shall make all other filings or recordings required under the CBCA and the BMA. The Merger shall become effective as provided in 12 C.F.R. Section 5.33 and Conn. Gen. Stat. Section 36a-126 (the “Effective Time”).

1.2.         Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the Companies and Prime (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Blank Rome LLP, One Logan Square, 130 North 18th Street, Philadelphia, Pennsylvania, unless another date, place or time is agreed to in writing by the Companies and Prime. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday, (b) a legal holiday recognized as such by the U.S. Government, or (c) a day on which banking institutions located in the State of Connecticut are permitted or required by Law, executive order or governmental decree to remain closed.

1.3.        Effects of the Merger. The Merger shall have the effects set forth in this Agreement and 12 U.S.C. § 215a. Without limiting the generality of the foregoing, at the Effective Time, the separate existence of Prime shall cease and Prime shall be merged with and into the Bank with the Bank being the surviving corporation (following the Effective Time, the Bank is sometimes referred to herein as the “Surviving Corporation”). The Charter and By-laws of the Bank, as in effect immediately prior to the Effective Time, shall be the Charter and the By-laws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law.

1.4.        Directors and Officers of the Surviving Corporation. The directors of the Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Charter and By-laws of the Bank, and the officers of the Bank immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the Charter and By-laws of the Bank and applicable Law.

ARTICLE II.
EFFECT OF THE MERGER ON PRIME CAPITAL STOCK

2.1.          Effect of the Merger on Prime Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Bank and Prime, nor any holder of any shares of Prime Common Stock:

(a)          Cancellation of Certain Capital Stock of Prime. Each share of Prime Common Stock that is owned by Prime (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)         Conversion of Capital Stock of Prime. Prime Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Prime to be cancelled and retired in accordance with Section 2.1(a), and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration as defined in Section 2.1(d), without interest, at the time and subject to the contingencies, adjustments and other terms specified herein.

(c)          Prime Common Stock. As of the Effective Time, all shares of Prime Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Prime Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except as set forth above in Section 2.1(b).

(d)          Merger Consideration. Subject to and in accordance with Section 2.2:

(i)       Each share of Prime Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as provided in Section 2.1(a) and other than any Dissenting Shares (as defined herein)), totaling 563,527 shares, shall, by virtue of the Merger, be converted into the right to receive, in cash, an amount equaling (A) one hundred fifteen percent (115%) of the tangible book value as of the Closing Date (“TBV”), as determined pursuant to and subject to any adjustment as provided in Section 2.1(e)(i) divided by (B) the total number of shares of Prime Common Stock issued and outstanding immediately prior to the Effective Time, adjusted to reflect the payment to Prime Stock Option holders described in the next sub-paragraph (the “Merger Consideration Per Share”). An example of this calculation is included and incorporated herein by reference to Schedule 2.1(d).

(ii)      The Merger Consideration also includes the settlement of all of the 101,000 outstanding Prime Stock Options by payment of an amount, in cash, equal to the amount by which the Merger Consideration Per Share exceeds each such option’s exercise price, if any (the “Per Option Consideration”, the aggregate amount of which, along with the aggregate amount of Merger Consideration Per Share, represents the “Merger Consideration”). An example of this calculation is included and incorporated herein by reference to Schedule 2.1(d).

(iii)     Prime shall take all action necessary such that each Prime Stock Option outstanding immediately prior to the Closing Date shall, at the Closing Date be cancelled and converted at the Closing Date into the right to receive the Per Option Consideration. In the event that the Per Option Consideration for any Prime Stock Option is equal to or less than $0, such Prime Stock Option shall be cancelled as of the Closing Date without payment of consideration therefore. Prime shall cause each holder of a Prime Stock Option to execute and deliver to Prime at least one (1) Business Day prior to the Closing Date an option cancellation agreement substantially in the form attached hereto as Exhibit C (each, an “Option Cancellation Agreement”). Patriot or Bank shall pay to Prime or the Surviving Corporation an amount equal to the aggregate amount by which the Closing Consideration Per Share (as defined below) exceeds each option’s exercise price, if any, and Prime or the Surviving Corporation shall further allocate and pay such amount through its payroll system to the holders of Prime Stock Options in accordance with this Section 2.1(d)(iii).

(e)          Adjustments to TBV.

(i)      Prior to the Closing Date, at a time mutually agreeable to Patriot and Prime, Prime shall prepare and deliver to Patriot and Bank a written notice containing its good faith estimate (along with reasonable support therefor) of the Estimated Adjusted TBV (except that the Estimated Adjusted TBV for purposes of such calculation will be calculated as of the date of such notice) (the “Sample Adjusted TBV”) in accordance with the adjustment and methodology set forth in subsection (ii) below. The Companies shall work in good faith with Prime to provide the Companies’ objections to the Sample Adjusted TBV and reconcile their differences in writing. For the avoidance of doubt, the parties acknowledge and agree that Sample Adjusted TBV shall be for advisory purposes only and shall have no binding effect.

(ii)     Within ten (10) Business Days following the last day of the month immediately preceding the month in which the Closing occurs, Prime shall prepare and deliver to Patriot and Bank a written notice containing its good faith estimate (along with reasonable support therefor) of the TBV adjusted both (i) upward to account for (A) any unaccrued recoveries, net of any costs and liabilities associated with such recoveries, and (B) any increases to the fair market valuation of Prime’s securities portfolio, provided such increase is not already marked and reflected in Prime’s TBV; and (ii) downward to account for (A) unreserved contingent liabilities; (B) unaccrued costs and liabilities associated with any known or threatened litigation, operating costs or costs associated with the Merger, including any severance related to any employee retirements or resignations associated with the Merger (unless agreed to by Patriot for retention purposes); (C) decrease in the fair market valuation of the securities portfolio, provided such decrease is not already marked and reflected in Prime’s TBV; (D) obligations or liabilities, contractual or otherwise, that are triggered by a change of control; (E) Deficiencies (as defined below) in the allowance for loan losses; (F) the amount of the employer portion of payroll taxes due in connection with the settlement of the Prime Employee Stock Options; (G) fifty percent (50%) of the termination fee payable to Connecticut Online Computer Center, Inc. (“COCC”) pursuant to that certain Agreement for Data Processing Services dated September 9, 2014 between COCC and Prime, as if such contract was terminated as of the Closing Date; and (H) any other relevant items or factors deemed mutually reasonable by the parties and (such adjusted TBV, the “Adjusted TBV” and Prime’s good faith estimate of the Adjusted TBV, the “Estimated Adjusted TBV”). “Deficiencies” shall mean an amount not conforming with U.S. GAAP, Connecticut Department of Banking (“DOB”), FDIC or OCC regulatory standards.

(iii)     Within thirty (30) calendar days after the Closing Date, the Companies shall prepare and deliver to the Stockholders’ Representative a written statement (the “Closing Statement”) setting forth the Companies’ calculation of the Adjusted TBV.

(iv)     On or prior to the fifteenth (15th) calendar day following the Companies’ delivery of the Closing Statement, the Stockholders’ Representative may give the Companies a written notice stating in reasonable detail any and all of the Stockholders’ non-duplicative objections (an “Objection Notice”) to the Closing Statement or the determination of the Adjusted TBV as determined by the Companies. During such fifteen (15) calendar day period, the Companies shall provide the Stockholders’ Representative and one independent accountant acting on behalf of the Stockholders’ Representative, if so used, and at the sole expense of the Stockholders, with access, at reasonable times and upon reasonable prior notice, to the Surviving Corporation’s books and records and the Surviving Corporation’s personnel and accountants. To be in proper form, any Objection Notice shall specify in reasonable detail the nature and dollar amount of any specific item of objection and the reasonable basis or bases therefor (and shall include necessary supporting documentation). Any determination set forth on the Closing Statement to which the Stockholders’ Representative does not specifically object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. The failure by the Stockholders’ Representative to deliver an Objection Notice within such fifteen (15) day period shall constitute the Stockholders’ acceptance of all of the items set forth in the Closing Statement, which shall be final and binding on the Stockholders and the Stockholders’ Representative for all purposes of this Agreement.

(v)     Following the Companies’ receipt of any Objection Notice, the Stockholders’ Representative and the Companies shall attempt to negotiate in good faith to resolve such dispute. In the event that the Stockholders’ Representative and the Companies fail to agree on any of the Stockholders’ Representative’s proposed adjustments set forth in the Objection Notice, within fifteen (15) days after the Companies receive the Objection Notice, the Stockholders’ Representative and the Companies agree that the items in dispute shall be submitted to a mutually acceptable independent national accounting firm (the “Accounting Arbitrator”) for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the Accounting Arbitrator and shall become binding, final and conclusive upon all parties hereto as of the review date. The Accounting Arbitrator shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as the parties may agree) to resolve all items in dispute. Prime, on one hand, and Patriot and Bank, on the other hand, shall share equally the payment of reasonable fees and expenses of the independent accounting firm. For purposes of this agreement, “Final Adjusted TBV” means an amount equal to (i) the Adjusted TBV provided in the Closing Statement if the Companies do not receive an Objection Notice pursuant to and in accordance with Section 2.1(e)(iii) or otherwise, (ii) (A) the Adjusted TBV as calculated by the Accounting Arbitrator in accordance with this Section 2.1(e)(iv).

(vi)     If the Estimated Adjusted TBV exceeds the Final Adjusted TBV after final determination pursuant to this Section 2.1(e), then the Companies and the Stockholders’ Representative shall, within three (3) Business Days after the final determination of such excess amount pursuant to this Section 2.1(e), jointly instruct the Escrow Agent (as defined below) to disburse from the Escrow Amount (as defined below) by wire transfer of immediately available funds to Patriot, such excess amount. If the Final Adjusted TBV exceeds the Estimated Adjusted TBV, then (1) the Companies shall pay to the Exchange Agent such amount for distribution to the Stockholders in accordance with the Exchange Agent Agreement and (2) the Companies and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release the remaining Escrow Amount to the Exchange Agent for distribution to the Stockholders in accordance with the Exchange Agent Agreement. Any amount due under this Section 2.1(e)(vi) shall be paid within ten (10) Business Days after the date of final determination pursuant to this Section 2.1(e). For purposes of clarity, if the Estimated Adjusted TBV is equal to the Final Adjusted TBV, then (X) no additional payment shall be made by any Person pursuant to this Section 2.1(e)(vi) and (Y) the Companies and the Stockholders’ Representative shall jointly instruct the Escrow Agent to release the Escrow Amount to the Exchange Agent for distribution to the Stockholders in accordance with the Exchange Agent Agreement. The Merger Consideration shall be deemed to be increased or decreased, as applicable, by any payments made pursuant to this Section 2.1(e)(vi).

2.2.         Surrender and Payment.

(a)     Prior to the Effective Time, Patriot or Bank shall appoint an agent (the “Exchange Agent”), who shall be reasonably acceptable to Prime to act as the agent, in accordance with the terms of an Exchange Agent Agreement (“Exchange Agent Agreement”), in form and substance mutually agreed upon by the parties, for the purpose of exchanging the Merger Consideration for the Certificates representing the shares of Prime Common Stock. At the Closing, Patriot or Bank shall (i) deposit with the Exchange Agent, sufficient cash to pay the Closing Payment (as defined below) and (ii) deposit with the Escrow Agent (as defined below) the Escrow Amount. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.1(d), Patriot and Bank shall take all steps necessary to deposit in trust additional cash with the Exchange Agent sufficient to make all payments in respect of the Prime Common Stock required under this Agreement, and Patriot and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Prime Common Stock for the Merger Consideration. Promptly after the Effective Time, Patriot shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Prime Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)     Each holder of shares of Prime Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Closing Consideration Per Share, upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in this Section 2.2, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Closing Consideration Per Share payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate. Upon payment of the Closing Consideration Per Share pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)         All Closing Consideration Per Share paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Prime Common Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration or transfers of shares of Prime Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Closing Consideration Per Share provided for, and in accordance with the procedures set forth, in this Article II.

(d)        Any portion of the Payment Fund that remains unclaimed by the holders of shares of Prime Common Stock twelve (12) months after the Effective Time shall be returned to Patriot, upon demand, and any such holder who has not exchanged shares of Prime Common Stock for the Merger Consideration Per Share in accordance with this Section 2.2 prior to that time shall thereafter look only to Patriot or the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, Patriot shall not be liable to any holder of shares of Prime Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)         Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Patriot or the Surviving Corporation, upon demand.

(f)         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)         Definitions.

(i)       “Escrow Agent” means an agent reasonably acceptable to the Companies and Prime to act as escrow agent in accordance with the terms of an Escrow Agreement (the “Escrow Agreement”), in form and substance mutually agreed upon by the parties.

(ii)      “Escrow Amount” means One Million Dollars ($1,000,000).

(iii)     “Closing Payment” means the Merger Consideration less (1) the Escrow Amount, less (2) fifty percent (50%) of the fees payable to Escrow Agent under the Escrow Agreement.

(iv)     “Payment Fund” means the Merger Consideration that is payable in respect of all of the shares of Prime Common Stock represented by the Certificates.

(v)      “Closing Consideration Per Share” means the Closing Payment divided by the total number of shares of Prime Common Stock issued and outstanding immediately prior to the Effective Time, adjusted to reflect the payment to Prime Stock Option holders described in Section 2.1(d)(ii).

2.3	Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary and in accordance with Section 33-856 of the CBCA, the outstanding shares of Prime Common Stock, the holders of which have timely filed written notices of an intention to demand payment of fair value for their shares (“Dissenting Shares”) pursuant to the CBCA and have not effectively withdrawn or lost their dissenters rights under the CBCA, shall not be converted into a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Section 33-856 of the CBCA.

(b)     If any such holder of Prime Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration Per Share in accordance with Section 2.1 of this Agreement, upon surrender by such holder of Certificates formerly representing such holders’ shares of Prime Common Stock and delivery of a properly completed letter of transmittal to the Exchange Agent in accordance with Section 2.2(b) of this Agreement.

(c)     Prime will give the Bank (i) prompt written notice of any written demands for payment of fair value for any Dissenting Shares and any other instruments received by Prime relating to dissenters rights, (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value for any Dissenting Shares under the CBCA, and (iii) the right to approve any settlement of any such demand.

2.4

Withholding Rights. Patriot, the Bank, the Surviving Corporation (and, if applicable, Prime) will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Merger Consideration Per Share and the Per Option Consideration) such amount as such party is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by Patriot, the Bank, the Surviving Corporation or Prime and remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding were made.

ARTICLE III.
representations and warranties of prime

Prime represents and warrants to the Companies that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by Prime to the Companies concurrently with the execution of this Agreement and dated as of the date of this Agreement (the “Prime Disclosure Schedule”). For purposes of this Agreement, “Prime’s Knowledge” or the “Knowledge of Prime” shall mean the actual knowledge of those individuals listed on Section 3.0 of the Prime Disclosure Schedule (or any successor with similar authority and responsibilities) (the “Relevant Prime Persons”). For the avoidance of doubt, Prime’s Knowledge shall be deemed to exist also with respect to any fact or circumstance that the Relevant Prime Persons would have been aware of if they had discussed the subject matter of such representations and warranties with their staff members in the Ordinary Course of Business.

3.1.         Organization, Standing and Power.

(a)     Prime is a bank duly organized and validly existing under the Laws of the State of Connecticut, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified and licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified, licensed or in good standing, individually or in the aggregate, that are not reasonably likely to have a Prime Material Adverse Effect.

For purposes of this Agreement, the term “Prime Material Adverse Effect” means any adverse change, event, effect, circumstance or development with respect to, or, that, individually or together with any other change, event, effect, circumstance or development, on long term basis, materially diminishes Prime’s financial position, the ability of Prime to perform its obligations under any Transaction Documents, or the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Bank (except as a result of any act or failure to act by the Bank or Patriot) under any of the Transaction Documents; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Prime Material Adverse Effect: (i) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism; (ii) changes in Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting requirements applicable to banks generally; (iii) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (iv) changes that are the result of factors generally affecting the banking industry and (v) changes in Law, rules or regulations or generally accepted accounting principles or the interpretation thereof; provided, further, that any change, event, effect, circumstance or development referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Prime Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, event, effect, circumstance or development has a disproportionate effect on Prime compared to other participants in the community banking industry in which Prime conducts its business.

For purposes of this Agreement, “Transaction Documents” means this Agreement, the Voting Agreements, the Bank Merger Agreement, and the Exchange Agent Agreement and each other certificate, document, instrument or agreement executed in connection herewith or therewith.

(b)     Charter Documents. Prime has delivered or made available to Patriot and Bank a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date, of Prime. Prime is not in violation of any of the provisions of its organizational documents.

3.2.         Capitalization.

(a)     The authorized capital stock of Prime as of the date of this Agreement consists of 5,000,000 shares, par value of $2.00, of common stock (the “Prime Common Stock”) and 101,000 outstanding options to purchase Prime Common Stock (the “Prime Stock Options”). As of the date hereof, 563,527 shares of Prime Common Stock were issued and outstanding and no shares of Prime Common Stock were held as treasury shares.

(b)     Except as set forth in Section 3.2 of the Prime Disclosure Schedule, as of the date of this Agreement (A) there are no equity securities of any class of Prime, or any security convertible or exchangeable into or exercisable for any equity securities (including Prime Common Stock), issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Prime is a party or by which Prime is bound obligating Prime to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Prime or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Prime to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Prime is not a party to nor is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Prime. There are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar agreement or understanding to which Prime is a party or by which it is bound with respect to any equity security of any class of Prime. None of the Prime Common Stock or Prime Stock Options have been issued in violation of any rights of any person or in violation of the registration requirements of any applicable jurisdiction’s Laws. Section 3.2 of the Prime Disclosure Schedule also sets forth a true, correct and complete list of all outstanding Prime Stock Options and the following with respect to each such option: (i) the number of shares of Prime Common Stock subject thereto, (ii) the vested status (assuming consummation of the transactions contemplated by this Agreement), (iii) the grant and expiration dates; and (iv) the exercise price, if applicable. Each Prime Stock Option was granted with an exercise price not less than the fair market value of a share of Prime Common Stock on the date of grant.

(c)     All outstanding shares of Prime Common Stock are, and all shares of Prime Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and (other than the Prime Stock Options) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the BLC, Prime’s Certificate of Incorporation or By-laws or any agreement to which Prime is a party or is otherwise bound.

(d)     There are no obligations, contingent or otherwise, of Prime to repurchase, redeem or otherwise acquire any shares of Prime Common Stock or the capital stock of Prime.

(e)     Any Contract relating to any matters described in this Section 3.2 shall be deemed a Prime Material Contract.

3.3.         Subsidiaries.

(a)     Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Prime does not own beneficially, directly or indirectly, any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind.

(b)     There is no corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Prime holds stock or other ownership interests representing (A) more than 50% of the voting power of all stock or other ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holder of outstanding stock or other ownership interests upon a liquidation or dissolution of such entity. Prime does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.4.         Authority; No Conflict; Required Filings and Consents.

(a)     Prime has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Prime Voting Proposal”) by the Stockholders (the “Prime Shareholder Approval”) and the consents and approvals set forth on Exhibit E hereto, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby by Prime have been duly authorized by all necessary corporate action on the part of Prime, subject only to the required receipt of Prime Shareholder Approval. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Prime and constitutes the valid and binding obligation of Prime, enforceable against Prime in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)     The execution and delivery of this Agreement and each of the other Transaction Documents by Prime do not, and the consummation by Prime of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of Prime, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, constitute a change in control under, or result in the imposition of any mortgage, deed of trust, security interest, pledge, lien, charge or encumbrance, lease, license, encroachment, conditional sale agreement or other title retention agreement, option, covenant, right of way, easement, restriction or covenant (“Liens”) on the assets of Prime under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation, written or oral, to which Prime is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Prime or any of its properties or assets, except in the case of clause (ii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Prime Material Adverse Effect or prevent or materially delay or impair the performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(c)     No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign and specifically including, without limitation, the Connecticut Department of Banking, the OCC and the Federal Deposit Insurance Corporation (“FDIC” and collectively with the Connecticut Department of Banking and the OCC, a “Governmental Entity”) is required by or with respect to Prime in connection with the execution and delivery of this Agreement by Prime or the consummation by Prime of the transactions contemplated by this Agreement, except for (i) the filing of the Bank Merger Agreement with the Secretary of the State of the State of Connecticut; (ii) the filings required to be made and the approvals or non-objection status required to be obtained from the OCC and the FDIC and (iii) expiration of applicable waiting periods.

(d)     The Prime Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Prime duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Prime and the Stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Stockholders for adoption at the Prime Meeting; and (iv) resolved to recommend that the Stockholders vote in favor of adoption of this Agreement.

(e)     No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to Prime is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

3.5.         Financial Statements

(a)     Prime has provided to the Companies the audited annual financial statements of Prime for the fiscal year ended December 31, 2016 (the “Prime Financial Statements”) and will, prior to Closing, provide to the Companies intervening quarterly unaudited financial statements (the “Prime Quarterly Statements”), including a balance sheet and profit and loss statement.

(b)     The Prime Financial Statements are, and the Prime Quarterly Statements will be, derived from the books and records of Prime, and are and will be true and complete in all material respects, prepared in accordance with GAAP in accordance with historical practices on a consistent basis, and fairly present the financial condition, results of operations and, with respect to the audited financial statements only, cash flows, of Prime as of the date thereof and for the period referred to therein and are consistent with the books and records of Prime. No circumstances existed on the relevant balance sheet dates of the Prime Financial Statements or the Prime Quarterly Statements which render any items in the Prime Financial Statements or the Prime Quarterly Statements incorrect or incomplete in any material respect. The statements of operations included in the Prime Financial Statements or the Prime Quarterly Statements do not include any item of special or non-recurring revenue, except as specifically identified therein.

(c)     The books of account and other financial records of Prime have been maintained with reasonable detail and accurately reflect Prime’s business transactions, including its assets, liabilities, revenue and expenses and have been maintained in accordance with good business and accounting principles and are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

(d)     The allowance for loan losses reflected in Prime’s Financial Statements was, and the allowance for loan losses shown on the Prime Quarterly Statements for periods ending after December 31, 2016 was, adequate, as of the date thereof, under GAAP. Prime’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. Prime complied with all orders, written comments and directives provided to it by any Governmental Entities relating to its allowance for loan losses since the date of its Financial Statements.

3.6.         No Undisclosed Liabilities.

(a)     Prime has no liability, whether asserted or unasserted, absolute, accrued or unaccrued, contingent, whether liquidated or unliquidated, whether due or to become due, or otherwise, that would be required by GAAP to be reflected on a balance sheet of Prime, except (i) as disclosed in the Prime Quarterly Statements including footnotes thereto, (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice after the date of the Prime Financial Statements (none of which results from, arises out of, relates to or is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law), or (iii) for other liabilities that are not in excess of $10,000 individually, or $25,000 in the aggregate.

(b)     Other than deferred tax liabilities and except as disclosed in Section 3.6(b) of the Prime Disclosure Schedule, since the date of Prime Quarterly Statements Prime has not incurred any liability other than in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

3.7.         Absence of Certain Changes or Events. Since the date of the Prime Financial Statements, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Prime has been conducted in the Ordinary Course of Business consistent with past practice and there has not been or occurred:

(a)     any Prime Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Prime Material Adverse Effect; or

(b)     any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.8.         Taxes. Except as set forth in Section 3.8 of the Prime Disclosure Schedule,

(a)     All Tax Returns of Prime have been timely filed or extended in accordance with applicable Laws, and each such Tax Return is true, correct and complete. Prime has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). Prime has not requested an extension of time within which to file any Tax Return which has not since been filed. Prime has delivered to the Companies true, correct and complete copies of all federal and state income Tax Returns of Prime for the prior five (5) Tax years.

(b)     Prime has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Tax authorities all amounts required. Prime and its subsidiaries have accurately classified all service providers as either employees or independent contractors for all Tax purposes. Prime (i) has collected and remitted all applicable sales, use or value-added Taxes to the appropriate Tax authority, or (ii) has obtained, in good faith, any applicable sales, use or value-added Tax exemption certificates.

(c)     There is no claim against Prime for any Taxes which are owed by Prime and due under applicable Law, but have not been paid in full, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to Prime. No written claim has ever been received by Prime from any Tax authority in a jurisdiction where Prime does not file Tax Returns that it is or may be subject to taxation in the jurisdiction. No (i) audit of Prime by any Tax authority has ever been conducted, is currently pending or is threatened, and (ii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by Prime, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against Prime.

(d)     All Tax deficiencies that have been claimed, proposed, or asserted against Prime have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(e)     No position has been taken on any Tax Return with respect to the business or operations of Prime for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a Tax authority has successfully challenged in the course of an examination of a Tax Return of Prime. Prime has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(f)     Prime is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes (including any advance pricing agreement, Tax closing agreement or other agreement relating to Taxes with any Governmental Entity).

(g)     Prime has not been a member of an Affiliated Group, other than an Affiliated Group of which Prime is the common parent, and Prime does not have any liability for Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

(h)     Prime is not a United States Real Property Holding Corporation as such term is defined in Section 897 of the Code.

(i)     There are no Liens upon any properties or assets of Prime arising from any failure or alleged failure to pay any Tax (other than Liens relating to Taxes for which adequate reserves have been recorded in line items on the most recent Prime Financial Statements).

(j)     Prime will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) Tax closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law, (iii) accounting method change or agreement with any Tax authority, (iv) prepaid amount received on or prior to the Closing Date, or (v) income from discharge of indebtedness deferred pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax Law.

(k)     Section 3.8 of the Prime Disclosure Schedule sets forth a list of the entity classification of Prime for U.S. Federal income tax purposes, and, unless otherwise noted on Section 3.8 of the Prime Disclosure Schedule, each entity has had such classification at all times since its incorporation or formation, as applicable.

(l)     Section 3.8 of the Prime Disclosure Schedule sets forth a true, correct and complete list of all Tax Returns filed by Prime with respect to its last five (5) fiscal years.

(m)    Prime has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions subject to this Agreement.

(n)     The most recent Prime Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP, and, for all periods after the date of the most recent Prime Financial Statements, Prime has not incurred any liabilities for Taxes except in the Ordinary Course of Business.

For purposes of this Agreement:

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, escheat, unclaimed property and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty (including a penalty for failing to file a Tax Return or a true, complete and/or accurate Tax Return), addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity; and,

“Tax Returns” means all returns and reports (including Report of Foreign Bank and Financial Accounts (FBAR)), amended returns, information returns (including IRS Form 5741s and IRS Form 5472s), statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Tax authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

3.9.         Owned and Leased Properties.

(a)         Except as set forth in Section 3.9(a) of the Prime Disclosure Schedules, Prime does not and has not owned any real property.

(b)         Section 3.9(b) of the Prime Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased by Prime (including, without limitation, any and all oral leases) (the “Leased Real Property”), which list shall include addresses, acreage (or a reasonable estimation thereof to the extent Prime does not have a real estate survey for such parcel of real property) and a description of the improvements located thereon. Prime has a valid leasehold interest in all of its Leased Real Property, free and clear of all Liens (other than Permitted Liens). All leases associated with Leased Real Property are assignable without any required prior consents. Prime has delivered to the Companies a true and complete copy of each such lease.

(i)       With respect to each of such lease: (A) such lease is legal, valid, binding, enforceable, and in full force and effect; (B) neither Prime nor, to the Knowledge of Prime, any other party to such lease, is in breach or default under such lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such lease; (C) Prime’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed, and, to the Knowledge of Prime, there are no disputes with respect to such lease; and (D) there are no Liens on the estate created by such lease other than Permitted Liens.

(ii)      The Leased Real Property constitutes all the real estate and buildings used by Prime in the conduct of its business. To Prime’s Knowledge, there are no structural defects or material defects in the mechanical or building systems in any facility located on any Leased Real Property.

(iii)     Except as set forth in Section 3.9(b) of the Prime Disclosure Schedule, there is no pending, and Prime has not received written notice of any threatened condemnation, expropriation, eminent domain, environmental, land use, or special assessment regulatory proceeding or investigation affecting the Leased Real Property. Prime has not received written notice of any fire, health, safety, building, hazardous substances, pollution control, zoning, or other regulatory proceedings, either instituted or planned to be instituted, which would have a Prime Material Adverse Effect.

(iv)     Except as set forth in Section 3.9(b) of the Prime Disclosure Schedule, no person leases, occupies or is in possession of, or has any rights to lease, occupy or possess any of the Leased Real Property other than Prime. Except as set forth in Section 3.9(b) of the Prime Disclosure Schedule, there are no current options or other Contracts pursuant to which Prime has granted to any person the option to sublease the Leased Real Property or any interests therein.

(v)      Prime will make available to the Bank complete and correct copies of any and all title policies and underlying title documents, surveys, engineering and geologic reports, maintenance reports and environmental reports in its possession with respect to the Leased Real Property.

(c)     Prime has good title to, or a valid leasehold interest in, all of its tangible personal property assets, and except for Taxes not yet due and payable that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded. All such tangible personal property assets are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established on the most recent Prime Financial Statements, (ii) Liens for assessments and other governmental charges or Liens of carriers and warehousemen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established on the most recent Prime Financial Statements, (iv) Liens set forth on Section 3.9(b) of the Prime Disclosure Schedule and (v) Liens arising solely due to Prime’s leasehold interest therein (collectively, “Permitted Liens”).

3.10.       Intellectual Property.

(a)     For purposes of this Agreement, the term “Intellectual Property” means all U.S. and foreign (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements, and U.S. and foreign patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, continuations-in-part, revisions, extensions and reexaminations, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, and including all associated goodwill, and all applications, registrations and renewals, (iii) copyrightable works, copyrights and all applications, registrations and renewals (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, patterns, industrial designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) domain names and computer software (including data and related documentation) and (vi) proprietary or confidential information and all documentation materials related thereto.

(b)     Except as set forth in Section 3.10 of the Prime Disclosure Schedule, Prime owns all right, title and interest in and to the Intellectual Property identified in Section 3.10 free and clear of any and all Liens. Prime otherwise possesses licenses to use Prime Intellectual Property (as defined below). Prime hereby represents that it shall, after the execution and delivery of this Agreement by Prime and consummation of the transactions contemplated hereunder, continue to own, license, sublicense or otherwise possess, legally enforceable rights to use all Intellectual Property necessary to conduct the business of Prime as currently conducted (the “Prime Intellectual Property”).

(c)     (i) The conduct of the businesses of Prime has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other person; and (ii) to the Knowledge of Prime, no third party is infringing upon, violating, or misappropriating any Prime Intellectual Property.

(d)         There are no Actions pending or, to the Knowledge of Prime, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any person by Prime; or (ii) challenging the validity, enforceability, or ownership of any Prime Intellectual Property or Prime’s rights with respect to any Prime Intellectual Property. Prime is not subject to any outstanding order that restricts or impairs the use of any Prime Intellectual Property.

3.11.        Contracts

(a)          For purposes of this Agreement, “Prime Material Contract” shall mean:

(i)       each employment or other similar Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employees of Prime;

(ii)      each management, consulting, subcontractor, retainer or other similar type of agreement under which services are provided by any person to Prime in excess of $10,000 per annum or $25,000 in the aggregate;

(iii)     each other agreement or commitment for services and supplies provided by any other person to Prime with a term of more than one (1) year or requiring payments of more than $10,000 per annum or $25,000 in the aggregate;

(iv)     any Contract providing for indemnification or any guaranty by Prime;

(v)      any Contract limiting the right of Prime to engage in any line of business or compete with any person in any line of business or to compete with any party, otherwise prohibiting or limiting the right of Prime to solicit customers, employees or other service providers;

(vi)     any Contract relating to the disposition or acquisition by Prime after the date of this Agreement of a material amount of assets or pursuant to which Prime has any material ownership interest in any other person or other business enterprise or to which will otherwise constitute a capital expenditure in excess of $10,000;

(vii)     any mortgages, notes, bonds, indentures, guarantees, loans or credit agreements, security agreements, deeds of trust, purchase money agreements, conditional sales contracts, capital leases or other contracts or instruments evidencing indebtedness or extension of credit, and each guaranty of any indebtedness or other obligation, or the net worth of any person, other than loans and instruments in the Ordinary Course of Business;

(viii)     any Contract under which Prime has licensed, sublicensed or otherwise granted or transferred any Intellectual Property to a third party, involving or having the potential to enable either party to generate sales in an amount in excess of $10,000;

(ix)     any Contract by Prime with any Governmental Entity;

(x)      any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(xi)     any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Prime;

(xii)     any Contract that obligates Prime to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Patriot or the Surviving Corporation to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xiii)    any Contract under which Prime has received a license to or otherwise received any rights under any Intellectual Property that is material to the business of Prime taken as a whole;

(xiv)    any Contract with an Affiliate, or, to Prime’s Knowledge, with any entity which an officer or director of Prime holds an interest;

(xv)     any Contract affecting or governing ownership, development or use of any Intellectual Property of Prime;

(xvi)    any partnership, joint venture or similar Contract;

(xvii)   any Contract or instrument (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable by Prime, on no more than thirty (30) Business Days’ notice without liability or financial obligation to Prime) that requires an expenditure by Prime of more than $10,000 on an annual basis or in excess of $25,000 over the current Contract term or the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Prime Material Adverse Effect; or

(xviii)  any Contract which is not otherwise described in clauses (i)-(xviii) above that is material to Prime.

(b)     Section 3.11 of the Prime Disclosure Schedule sets forth a list of all Prime Material Contracts to which Prime is a party as of the date hereof. Prime has made available to the Companies correct and complete copies of all Prime Material Contracts, including any amendments thereto. Except as specifically set forth on Section 3.11 of the Prime Disclosure Schedule, Prime is not (with or without the lapse of time or the giving of notice, or both) and, to the Knowledge of Prime, no third party is in breach of or in default under any of Prime Material Contracts.

(c)     All Prime Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms.

3.12.       Litigation. Except as set forth in Section 3.12 of the Prime Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (each, an “Action”) pending or threatened in writing (nor to Prime’s Knowledge, are there any facts which could lead to such an Action), in each case against, affecting or in any way related to Prime or its business at law or in equity, before any Governmental Entity. There are no judgments, orders, rulings, charges, injunctions, notices of violations, decrees or other mandates against Prime. There is no Action pending or threatened in writing (nor to Prime’s Knowledge, are there any facts which could lead to such an Action), in each case, as of the date of this Agreement against Prime or, to Prime’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws that relates to Prime. Nothing set forth in Section 3.12 of the Prime Disclosure Schedule, either individually or when aggregated with other items set forth on such Schedule, could reasonably be expected to have a Prime Material Adverse Effect.

3.13.        Environmental Matters.

(a)          Except as set forth in Section 3.13 of the Prime Disclosure Schedule:

(i)       Prime has not received any written notice, written report or other written information regarding any actual or alleged, or, to Prime’s Knowledge, threatened, violation or liability under Environmental Laws, including any investigatory, remedial or corrective obligations, arising under any Environmental Laws at any property or site currently or formerly owned, operated, leased or occupied by Prime;

(ii)      Prime has obtained, maintained and is in compliance with, all permits, licenses and other authorizations necessary under Environmental Laws (collectively “Environmental Permits”) for the occupation of its facilities and the operation of its businesses and Prime has not received written notice regarding any proposed, or to Prime’s Knowledge, threatened, action to revoke, cancel, terminate, or limit or modify the terms of any Environmental Permits;

(iii)     Prime is not subject to any orders, decrees or injunctions issued by any Governmental Entity relating to Environmental Laws, Hazardous Substances or Contamination;

(iv)     Prime is, and during the term of applicable statutes of limitation at all prior times has been, in material compliance with all applicable Environmental Laws and all Environmental Permits; and

(v)      Prime either expressly, by operation of Law, or otherwise, has not assumed or undertaken any liability of any other person under any Environmental Law, including without limitation, any obligation for investigation or corrective or remedial action under any Environmental Law.

(b)         Prime has provided to the Bank, prior to the execution of this Agreement, complete and correct copies of any environmental investigations, studies, audits, tests, reviews or other analyses that are in the possession or control of Prime, in relation to any property, site or facility now or previously owned, operated, leased or occupied by Prime excluding the drafts of such documents and any documents subject to the attorney-client privilege or attorney work product doctrine.

(c)     For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, order, decree or permit or other legally binding requirement of any local, state, federal or foreign governmental jurisdiction relating to: (i) the protection, investigation or restoration of the indoor or outdoor environment, human health or safety, or natural resources, (ii) the handling, use, storage, treatment, transport, remediation, investigation, disposal, release or threatened release of any Hazardous Substances or (iii) noise, odor or wetlands protection.

(d)     For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “solid waste,” “hazardous waste,” “toxic waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum, petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon; or (iii) any substance the release of which could reasonably be expected to result in liability under any Environmental Law.

(e)     For purposes of this Agreement, the term “Contamination” means the presence of Hazardous Substances in, on or under the soil, ambient air, groundwater, surface water or other environmental media or within occupied structures requiring investigation, remediation, removal, reporting or other response action under any Environmental Law or that could otherwise reasonably be expected to result in liability under any Environmental Law.

(f)     None of the Leased Real Property qualifies as an “establishment” as defined by the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 et seq., (the “Transfer Act”; for purposes of this Section 3.13, terms in quotations herein are defined by the Transfer Act) and therefore that the Merger does not qualify as a “transfer” under the Transfer Act. The provisions of this Section 3.13(f) shall survive the Closing.

3.14.     Employee Benefit Plans.

(a)     Section 3.14(a) of the Prime Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, sponsored or contributed to or required to be contributed to, by Prime, or any of its ERISA Affiliates, or with respect to which Prime or any of its ERISA Affiliates has or may have any material liability, contingent or otherwise (together, the “Prime Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, policy or arrangement involving direct or indirect compensation involving one or more persons, including, without limitation, insurance coverage, severance benefits, disability benefits, retiree medical benefits, pension, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee or director of Prime or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity, trade or business that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code), which includes Prime.

(b)     With respect to each Prime Employee Plan, Prime has made available to the Bank a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Prime Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Prime Employee Plan, (ii) the last three (3) annual reports (Form 5500, including schedules and attachments) filed with the Internal Revenue Service or Department of Labor; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for Prime Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Prime Employee Plan relating to such Prime Employee Plan; and (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Prime Employee Plan.

(c)     Each Prime Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of Prime, or their ERISA Affiliates, any officer or employee of Prime or such ERISA Affiliate, or any Prime Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that could result in material liability to Prime. All contributions and all payments and premiums required to have been made to or under any Prime Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due). Nothing has occurred with respect to the operation of Prime Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on Prime under ERISA, the Code or other applicable Law. No Prime Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Prime Employee Plan within the last three (3) years.

(d)     The assets of each Prime Employee Plan that is funded are reported at their fair market value on the books and records of such Prime Employee Plan.

(e)     All Prime Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and, if they are not maintained pursuant to a prototype plan have received determination letters from the Internal Revenue Service to the effect that such Prime Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked and revocation has not been threatened and no act or omission has occurred, that would materially and adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of Prime, or any of its ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(f)     Neither Prime, nor any of its ERISA Affiliates (i) maintains a Prime Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) has ever been obligated to contribute to, or ever incurred any liability (contingent or otherwise) with respect to, an employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)     Except as set forth in Section 3.14(g) of the Prime Disclosure Schedule, neither Prime nor any of its ERISA Affiliates is a party to any oral or written agreement with any shareholder, director, executive officer or other employee of Prime, the benefits of which are contingent or accelerated, or the terms of which are materially altered, upon the occurrence of a transaction involving Prime of the nature of any of the transactions contemplated by this Agreement.

(h)     Except as set forth in Section 3.14(h) of the Prime Disclosure Schedule, there are no pending or, to Prime’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any Prime Employee Plans that, individually or in the aggregate, are reasonably likely to result in any material liability to Prime.

(i)      Except as set forth in Section 3.14(i) of the Prime Disclosure Schedule, Prime has not maintained and has no obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of Prime, except as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary.

(j)      Each Prime Employee Plan that is a nonqualified deferred compensation plan (as defined under Code Section 409A) satisfies the applicable requirements of Sections 409A(a)(2),(3) and (4) of the Code, and has been operated and maintained, in accordance with Section 409A of the Code and the Treasury Regulations Promulgated thereunder, subject to applicable guidance of the United States Department of Treasury and the Internal Revenue Service.

(k)     Except as set forth in Section 3.14(k) of the Prime Disclosure Schedule, no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Prime Employee Plan or other agreement or arrangement will be caused by Prime’s entering into this Agreement or by the consummation of the transactions contemplated hereby (either alone or in combination with any other event). There is no contract, agreement, plan or arrangement covering any employee or former employee of Prime or any of its Affiliates that, individually or collectively, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) will give rise to the payment to any person of a “parachute payment” within the meaning of Section 280G of the Code.

(l)      The transactions contemplated by this Agreement do not and will not individually or collectively constitute a “prohibited transaction” under the Code or ERISA for which no statutory or administrative exemption is available.

(m)     Notwithstanding anything to the contrary in this Agreement, neither this Section 3.14 nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Prime Employee Plan.

3.15.       Compliance With Laws. Prime is and has been in compliance in all material respects with, is not in violation of, and, has not received any written notice alleging any violation with respect to, any Law with respect to the conduct of its businesses, or the ownership or operation of its respective properties or assets, except for failures or violations that would not have a Prime Material Adverse Effect.

For purposes of this Agreement, “Law” means any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

3.16.       Permits. All material governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, “Permits”) of Prime, are set forth on Section 3.16 of the Prime Disclosure Schedule. Such Permits are all of the material Permits necessary for the services provided by Prime and the conduct and operation of its business. All such Permits are in full force and effect; and no proceeding is pending or, to Prime’s Knowledge, threatened, seeking the revocation or limitation of any such Permit. To Prime’s Knowledge, there exists no state of facts which could cause any Governmental Entity to limit, revoke or fail to renew any Permit related to or in connection with any business as currently conducted or operated by Prime.

3.17.       Labor Matters.

(a)     Section 3.17(a) of the Prime Disclosure Schedule contains a list as of the date of this Agreement of all employees of Prime, along with the position and the annual rate of base compensation and date of hire of each such person.

(b)     No employee or former employee of Prime is subject to any collective bargaining agreement relating to their employment with Prime and there is no union or other labor organization which, pursuant to applicable Law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.

(c)     Except as set forth in Section 3.17(c) of the Prime Disclosure Schedule, Prime is not the subject of any proceeding asserting that Prime has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or other labor organization, and there is not pending or, to Prime’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Prime that individually or in the aggregate, is reasonably likely to have a Prime Material Adverse Effect, and there has not been any such action.

(d)     Except as set forth in Section 3.17(d) of the Prime Disclosure Schedule, Prime is not the subject of any proceeding pending or, to Prime’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.

3.18.       Insurance. Prime has made available to the Bank copies of all current insurance policies and binders (the “Insurance Policies”) (i) insuring the business or properties of Prime or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of Prime that is held by or on behalf of Prime. All material Insurance Policies are in full force and effect (to Prime’s Knowledge, free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy) and all premiums due and payable in respect thereof have been paid. Except as set forth in Section 3.18 of the Prime Disclosure Schedule, there are no outstanding claims under any Insurance Policy nor have there been any claims which have been denied or disputed by the insurer. Prime has not received written or, to Prime’s Knowledge, oral notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation. The transactions contemplated by this Agreement shall not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of one term of such policy.

3.19.      Affiliate Transactions. Except as disclosed in Section 3.19 of the Prime Disclosure Schedule, no officer, director, employee, equity holder, or Affiliate of Prime is or was a party to any Contract or transaction or loan to, from or with Prime or has any interest in any property, real or personal or mixed, tangible or intangible, of Prime. For purposes of this Agreement, “Affiliate” means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

3.20.      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Prime.

3.21.      Books and Records. The books and records of Prime and its operations, employees and properties, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made in all material respects.

3.22.     Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Prime Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Prime with respect to statements made or incorporated by reference therein based on information supplied by the Companies expressly for inclusion or incorporation by reference in the Proxy Statement.

3.23.      Anti-Corruption Matters. None of Prime or any director, officer or, to the Knowledge of Prime, employee or agent of Prime has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Prime has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Prime, no Governmental Entity is investigating, examining, or reviewing Prime’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

3.24.      Fairness Opinion. Prime has received the written opinion of Prime’s financial advisor (and has provided a copy of such opinion to the Companies) to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration Per Share is fair, from a financial point of view, to the holders of shares of Prime Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

3.25.       Regulatory Issues.

(a)     Prime and each of its officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(b)     Neither Prime nor, to Prime’s Knowledge, any director, officer, employee, auditor, accountant or representative of Prime has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Prime or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that Prime has engaged in questionable accounting or auditing practices.

(c)     Prime has duly filed with the Secretary of State of the State of Connecticut, the DOB, the FDIC, and any other applicable Governmental Entity, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and has paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Entity in the Ordinary Course of Business of Prime, no Governmental Entity has notified Prime that it has initiated any proceeding or, to Prime’s Knowledge, threatened an investigation into the business or operations of Prime. There is no material unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Prime. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Prime.

(d)     Prime is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the DOB.

3.26.       Investment Securities. Section 3.26 of the Prime Disclosure Schedule sets forth the investment securities of Prime (the “Prime Investment Securities”), as well as any purchases or sales of Prime Investment Securities between September 30, 2015 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Prime Investment Securities sold during such time period after September 30, 2015. Prime does not own any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Prime.

3.27.       Derivative Transactions. Prime has not entered into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

3.28.       Loans; Nonperforming and Classified Assets.

(a)     Section 3.28(a) of the Prime Disclosure Schedule identifies any written or oral loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Prime is a party as obligee (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of such date.

(b)     Section 3.28(b) of the Prime Disclosure Schedule identifies each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Prime or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c)     Section 3.28(c) of the Prime Disclosure Schedule identifies each asset of Prime that was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2015 and any sales of OREO between September 30, 2015 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)     Except as would not reasonably be expected to be material, each Loan held in Prime’s loan portfolio (each a “Prime Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Prime’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)     All currently outstanding Prime Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and Prime’s lending policies at the time of origination of such Prime Loans, and the notes or other credit or security documents with respect to each such outstanding Prime Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Prime Loans that are not reflected in the written records of Prime. All such Prime Loans are owned by Prime free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Boston). No claims of defense as to the enforcement of any Prime Loan have been asserted in writing against Prime for which there is a reasonable probability of an adverse determination, and Prime has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of an adverse determination to Prime. Except as set forth in Section 3.28(e) of the Prime Disclosure Schedule, no Prime Loans are presently serviced by third parties, and there is no obligation which could result in any Prime Loan becoming subject to any third party servicing.

(f)     Except as would not reasonably be expected to be material, Prime is not a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates Prime to repurchase from any such person any Loan or other asset of Prime, unless there is a material breach of a representation or covenant by Prime, and none of the agreements pursuant to which Prime has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)     Prime is not now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.29.       Allowance for Loan and Lease Losses. Prime’s allowance for loan and lease losses as reflected in the latest balance sheet was, in the opinion of management, as of the applicable date thereof, in compliance with Prime’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.

3.30.     Trust Business; Administration of Fiduciary Accounts. Prime has not offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.30.     Investment Management and Related Activities. None of Prime or any of its directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

3.32.     Repurchase Agreements. Prime has not entered into any agreements pursuant to which Prime has purchased securities subject to an agreement to resell.

3.31.     Deposit Insurance. The deposits of Prime are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Prime has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Prime’s Knowledge, threatened.

3.32.     Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Prime’s operations, Prime is not a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Prime does not have Knowledge of any facts or circumstances that would cause Prime: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Prime pursuant to 12 C.F.R. Part 364. Furthermore, the Prime Board has adopted and Prime has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

3.33.       Disclosure. No representation or warranty by Prime contained in this Agreement or any other Transaction Document or any statement or certificate furnished by Prime to the Bank or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading. There is no fact known to Prime which might reasonably be expected to have a Prime Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PATRIOT AND THE BANK

Patriot and the Bank represent and warrant to Prime as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth herein. For purposes of this Agreement, “Bank’s Knowledge” or the “Knowledge of Bank” shall mean the actual knowledge of Michael A. Carrazza, Richard Muskus, Sam Davis, Joseph Perillo and Frederick Staudmyer (the “Relevant Persons”). For the avoidance of doubt, Bank’s Knowledge shall be deemed to exist also with respect to any fact or circumstance that the Relevant Persons would have been aware of if they had discussed the subject matter of such representations and warranties with their staff members in the Ordinary Course of Business.

4.1.        Organization, Standing and Power. Each of Patriot and the Bank is a corporation and bank, respectively, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or chartering, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified and licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified, licensed or in good standing, individually or in the aggregate, that are not reasonably likely to have a Bank Material Adverse Effect.

For purposes of this Agreement, the term “Bank Material Adverse Effect” means any adverse change, event, effect, circumstance or development with respect to, or, that, individually or together with any other change, event, effect, circumstance or development, on a long term basis, materially diminishes the financial position of Bank or Patriot, the ability of Bank or Patriot to perform their obligations under any Transaction Documents, or the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Bank or Patriot (except as a result of any act or failure to act by the Bank or Patriot) under any of the Transaction Documents; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Bank Material Adverse Effect: (i) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism; (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally; (iii) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (iv) changes that are the result of factors generally affecting the banking industry and (v) changes in Law, rules or regulations or generally accepted accounting principles or the interpretation thereof; provided, further, that any change, event, effect, circumstance or development referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Bank Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, event, effect, circumstance or development has a disproportionate effect on Bank compared to other participants in the industries in which Bank conducts its businesses.

4.2.         Authority; No Conflict; Required Filings and Consents.

(a)     Each of Patriot and the Bank has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby by Patriot and the Bank have been duly authorized by all necessary corporate action on the part of each of Patriot and the Bank. This Agreement has been duly executed and delivered by each of Patriot and the Bank and constitutes the valid and binding obligation of each of Patriot and the Bank, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)     The execution and delivery of this Agreement and each of the other Transaction Documents to which each of Patriot and the Bank are a party do not, and the consummation by Patriot and the Bank of the transactions contemplated hereby and thereby shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Association or By-laws of Patriot or the Certificate of Incorporation or By-laws of the Bank, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Patriot’s or the Bank’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Patriot or the Bank is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), and (iii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Patriot or the Bank or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have an Bank Material Adverse Effect.

(c)     No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign and specifically including, without limitation, the OCC and the FDIC is required by or with respect to Bank or Patriot in connection with the execution and delivery of this Agreement by Bank and Patriot or the consummation by Bank or Patriot of the transactions contemplated by this Agreement, except for (i) the filing of the Bank Merger Agreement with the Secretary of the State of the State of Connecticut; (ii) the filings required to be made and the approvals or non-objection status required to be obtained from the OCC and the FDIC and (iii) expiration of applicable waiting periods.

(d)     No vote of the holders of any class or series of Patriot’s capital stock or other securities is necessary for the consummation by Patriot or the Bank of the transactions contemplated by this Agreement.

(e)     Neither of Patriot and the Bank is an “interested shareholder” of Prime, and neither of Patriot and the Bank is, or after consummation of the transactions contemplated by this Agreement would be, an affiliate or associate of an “interested shareholder” pursuant to Sections 33-840 to 33-845 of the CBCA.

4.3.     Litigation. There is no Action pending or, to the knowledge of Patriot and the Bank, threatened in writing (nor to the knowledge of Patriot and the Bank, are there any facts which could lead to such an Action) against Patriot or the Bank, at law or in equity, before any Governmental Entity that challenges the Merger or the validity of this Agreement, or the right of Patriot or the Bank to enter into this Agreement, or to consummate the transactions contemplated hereby.

4.4.     Taxes. Patriot and the Bank have filed all foreign and federal, and all material state and local Tax Returns and other reports, each is required by law to file and has paid all Taxes, assessments, fees and other governmental charges that are due and payable (except those which are being properly contested in good faith). The provision for Taxes on the books of Patriot and the Bank is, in the reasonable business judgment of Patriot and the Bank, adequate for all years not closed by Law, and for its current fiscal year, and Patriot and the Bank do not have any knowledge of any material deficiency or additional material assessment in connection therewith not provided for on their books.

4.5.     Compliance With Laws. Bank and Patriot are and have been in compliance in all material respects with, are not in violation of, and, have not received any written notice alleging any violation with respect to, any Law with respect to the conduct of their businesses, or the ownership or operation of their respective properties or assets, except for failures or violations that would not have a Bank Material Adverse Effect.

4.6.     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Patriot or the Bank.

4.7.     Statements True and Correct. None of the information supplied or to be supplied by Patriot or the Bank for inclusion in (i) the Proxy Statement (as defined herein), and (ii) any other documents to be filed with any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the Stockholders and at the time of the Prime Meeting (as defined herein), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Patriot or the Bank is responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.8.         Regulatory Issues.

(a)     Patriot, the Bank, and each of their officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(b)     Neither Patriot, the Bank nor, to the Bank’s Knowledge, any director, officer, employee, auditor, accountant or representative of Patriot or the Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Patriot or the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patriot or the Bank has engaged in questionable accounting or auditing practices.

(c)     Neither Patriot nor the Bank is subject to, or has received any notice that it may become subject to, any cease-and-desist or other order issued by, consent or other agreement or memorandum of understanding with, or commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other Governmental Entity having supervisory or regulatory authority with respect to Patriot or the Bank. Neither Patriot nor the Bank is aware of any fact, circumstance or consideration that would impair the obtaining of regulatory approvals required to approve the Merger.

(d)     Patriot and the Bank have duly filed with the Secretary of State of the State of Connecticut, the OCC, and any other applicable Governmental Entity, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Entity in the Ordinary Course of Business of Patriot and the Bank, no Governmental Entity has notified Patriot or the Bank that it has initiated any proceeding or, to the Bank’s Knowledge, threatened an investigation into the business or operations of Patriot or the Bank. There is no material unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Patriot or the Bank. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Patriot or the Bank.

(e)     Patriot and the Bank are “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC.

4.9.         Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Patriot’s or the Bank’s operations, neither Patriot nor the Bank are a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Patriot or the Bank do not have Knowledge of any facts or circumstances that would cause Patriot or the Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Prime pursuant to 12 C.F.R. Part 364. Furthermore, Patriot’s and the Bank’s boards of directors have adopted and Patriot and the Bank have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.Financing. As of the date of this Agreement, Patriot and the Bank have the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant to this Agreement, Patriot and the Bank shall have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of Prime Common Stock and Prime Stock Options.

ARTICLE V
CONDUCT OF BUSINESS

5.1.         Covenants of Prime. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Prime Disclosure Schedule or as consented to in writing by the Bank, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Prime shall (i) maintain its existence in good standing, (ii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization and keep substantially intact its assets and properties, (iii) use reasonable best efforts to keep the services of its present principal employees and preserve its business relationships with its customers, strategic partners and others having business dealings with it, (iv) maintain the business of Prime and (iv) in all respects conduct its business in the Ordinary Course of Business, without a material change in current operational policies. Prime shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, during the Pre-Closing Period Prime shall not, directly or indirectly, do any of the following without the prior written consent of the Bank:

(a)     (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock other than consistent with past practice; (ii) split, combine, alter the terms of or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)     except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Prime Common Stock upon the exercise of Prime Stock Options outstanding on the date of this Agreement pursuant to the terms herein);

(c)     amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents or alter, through merger, liquidation, reorganization, restructuring, or in any other fashion, its structure or ownership;

(d)     acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Prime, except in the Ordinary Course of Business;

(e)     transfer, mortgage, sell, lease, license, pledge, grant a security interest in or otherwise dispose of or encumber (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any properties or assets, other than in the Ordinary Course of Business;

(f)     other than in the Ordinary Course of Business, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than Prime, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Prime against fluctuations in interest rates;

(g)     make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000, individually, or $25,000, in the aggregate, other than the specific capital expenditures disclosed in Section 5.1 of the Prime Disclosure Schedule;

(h)     make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i)     except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate, amend or enhance any employment, severance or similar agreement or Prime Employee Plan (including, but not limited to, granting any additional awards under any stock option or plan or modifying any existing award thereunder) for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business), (ii) increase in the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 3% for any person) of salaries), (iii) promote any officers or employees, except in connection with the Company’s annual compensation review cycle in the Ordinary Course of Business or as the result of the termination, retirement or resignation of any officer or employee, (iv) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, or (v) pay any material benefit not provided for as of the date of this Agreement under any Prime Employee Plan.

(j)     (A) change any of its accounting (financial or Tax) policies, practices or procedures, except as required by GAAP or under applicable Law, (B) make or change any election in respect of Taxes, (C) adopt or change any method of accounting or annual reporting, (D) settle or compromise any Tax liability, claim or assessment, (E) file any amended Tax Return, (F) enter into any closing agreement relating to any Tax, (G) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (H) fail to pay any Tax when due and payable, (I) surrender any right to claim a Tax refund, or (J) take any other similar action related to the filing of any Tax Return or the payment of any Tax;

(k)     initiate, settle or compromise any Action or cancel, waive or compromise any debt or claim in excess of $10,000;

(l)     open any new, or permanently close, any existing, facility or office;

(m)     extend, terminate, amend or modify any Prime Material Contract or permit any renewal notice period or option period to lapse with respect to any Prime Material Contract, except for terminations of Prime Material Contracts upon their expiration during such period in accordance with their terms;

(n)     discharge or satisfy any Lien other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

(o)     pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities shown on Prime Financial Statements or incurred since December 31, 2016 in the Ordinary Course of Business, including payments on the Prime line of credit with the Federal Home Loan Bank of Boston with a current balance outstanding of $7 million;

(p)     (i) enter into any lease or other Contract affecting the Leased Real Property or the possession, use or control thereof; or (ii) create, permit or suffer any Lien to attach to or affect the Leased Real Property, except for the Lien of nondelinquent real estate Taxes;

(q)     acquire (other than by way of foreclosures or acquisitions of control, in each case in the Ordinary Course of Business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other Person.

(r)     change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(s)     repurchase, prepay or incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank or Federal Reserve borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the Ordinary Course of Business); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of Prime, other than with respect to the collection of checks and other negotiable instruments in the Ordinary Course of Business;

(t)     except for government agency or government guaranteed mortgage-backed securities portfolios in the Ordinary Course of Business, acquire (other than by way of foreclosures or acquisitions in the Ordinary Course of Business) any debt security or equity investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or equity investment;

(u)     enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(v)     abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Prime Intellectual Property, or grant any right or license to any Prime Intellectual Property other than pursuant to non-exclusive licenses entered into in the Ordinary Course of Business consistent with past practice;

(w)     terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(x)     authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Notwithstanding anything to the contrary herein, (i) any loans in default may be modified by Prime, (ii) any Lien may be discharged or satisfied by Prime, or (iii) any assets, deposits, business or properties, including other real estate owned, may be sold, transferred, mortgaged or encumbered by Prime, in each case with the prior written consent of the Bank, not to be unreasonably withheld. Prime shall provide the Bank with written notice of any such proposed action which will be deemed approved within four Business Days of delivery to the Bank, unless the Bank objects in writing within that timeframe. If a court or arbitrator requires Prime to take any such action within a shorter period of time, (i) Prime shall use its best efforts to extend the court or arbitrator deadline and (ii) promptly notify the Bank of such deadline. If the deadline cannot be extended, the Bank shall be deemed to approve of Prime’s proposed action, unless the Bank objects in writing no later than the deadline.

5.2.        Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties agree to use their reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement during the first calendar quarter of 2018 or as soon thereafter as practicable. In the event that a party determines that a condition to obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify the other party.

5.3.        Confidentiality. The parties acknowledge that Patriot, the Bank and Prime have previously executed a bilateral confidentiality agreement, dated as of April 28, 2017 (as amended to date, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.         No Solicitation.

(a)          No Solicitation or Negotiation.

(i)     Prime shall not, nor shall Prime authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.1(a)(ii), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Prime to, afford access to the business, properties, assets, books or records of Prime to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Prime or (B) approve any transaction under, or any third party becoming an “interested stockholder“ under Section 33-844 of the CBCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, agreement, arrangement, instrument or understanding relating to any Acquisition Proposal (each, a “Prime Acquisition Agreement”). Subject to Section 6.1(a)(ii), neither the Prime Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Bank, the Prime Voting Proposal, or recommend an Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Prime Common Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Prime Voting Proposal, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Prime Adverse Recommendation Change”).

(ii)     Notwithstanding Section 6.1(a)(i), prior to the approval of the Prime Voting Proposal at the meeting of the Stockholders (the “Prime Meeting”) to consider the Prime Voting Proposal, the Prime Board, directly or indirectly through any Representative, may, subject to Section 6.1(a)(iii) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Prime Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to Prime pursuant to an executed confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement, and/or (iii) take any action that any court of competent jurisdiction orders Prime to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (ii), only if the Prime Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Prime Board to be in breach of its fiduciary duties under applicable Law.

(iii)     The Prime Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.1(a)(ii) unless Prime shall have first delivered to the Companies a prior written notice advising the Companies that it intends to take such action. Prime shall notify the Companies promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by Prime (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Prime or for access to the business, properties, assets, books or records of Prime by any third party. In such notice, Prime shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. Prime shall keep the Bank informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Prime shall provide the Bank with at least forty-eight (48) hours’ prior notice of any meeting of the Prime Board (or such lesser notice as is provided to the members of the Prime Board) at which the Prime Board is reasonably expected to consider any Acquisition Proposal. Prime shall promptly provide the Bank with a list of any non-public information concerning Prime’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Bank, copies of such information.

(b)        No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.1, the Prime Board shall not make any Prime Adverse Recommendation Change or enter into a Prime Acquisition Agreement. Notwithstanding anything to the contrary set forth in the Agreement, the Prime Board may make a Prime Adverse Recommendation Change or enter into a Prime Acquisition Agreement, if: (i) Prime promptly notifies the Bank, in writing, at least five (5) Business Days (the “Notice Period“) before making a Prime Adverse Recommendation Change or entering into a Prime Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Prime has received an Acquisition Proposal that the Prime Board intends to declare a Superior Proposal and that the Prime Board intends to make a Prime Adverse Recommendation Change and/or Prime intends to enter into a Prime Acquisition Agreement; (ii) Prime attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) Prime shall, and shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with the Bank in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Bank, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least five (5) Business Days remain in the Notice Period subsequent to the time Prime notifies the Bank of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Prime Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Bank during the Notice Period in the terms and conditions of this Agreement. For the avoidance of doubt, except as set forth in this paragraph, the Prime Board shall not make any Prime Adverse Recommendation Change or enter into a Prime Acquisition Agreement.

(c)        Break-Up Fee. In the event the Prime Board makes a Prime Adverse Recommendation Change and accepts a Superior Proposal, Prime shall be required to pay to Bank a fee in the amount equal to the sum of (i) 3% of the Merger Consideration (assuming for purposes of such calculation, that the TBV is to be calculated as of the date of such termination) and (ii) reimbursement of all reasonable expenses incurred by the Companies in connection with the transactions contemplated by this Agreement (such sum, the “Break-Up Fee”); provided, however, that the reimbursement of such expenses shall be no higher than $200,000; provided, further, that the Break-Up Fee shall not exceed 5% of the Merger Consideration (assuming for purposes of such calculation, that the TBV is to be calculated as of the date of such termination).

(d)        Cessation of Ongoing Discussions. Prime shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Prime shall use its reasonable best efforts to cause any third party (or its agents or advisors) in possession of non-public information in connection with any such Acquisition Proposal in respect of Prime that was furnished by or on behalf of Prime to return or destroy (and confirm destruction of) all such information.

(e)          Definitions. For purposes of this Agreement:

(i)       “Acquisition Proposal” means any proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than the Companies) relating to any (a) direct or indirect acquisition of assets of Prime (but excluding sales of assets in the Ordinary Course of Business) equal to fifteen percent (15%) or more of the fair market value of Prime’s consolidated assets or to which fifteen percent (15%) or more of Prime’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of Prime, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifteen percent (15%) or more of the voting equity interests of Prime, (d) merger, consolidation, other business combination or similar transaction involving Prime, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of Prime, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Prime or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Prime.

(ii)      “Superior Proposal” means a bona fide written Acquisition Proposal that the Prime Board determines in its good faith business judgment (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of Prime Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Prime, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Prime Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Bank during the Notice Period set forth in Section 6.1(b).

6.2.         Access to Information.

(a)     During the Pre-Closing Period, Prime shall afford the Companies and the Companies’ officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to such of their properties, books, contracts, commitments, personnel and records as the requesting party shall reasonably request, and, during such period, Prime shall furnish promptly to the Companies (i) a copy of each report, schedule, registration statement and other document filed or received by the disclosing party during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning Prime’s business, properties, assets and personnel as the requesting party may reasonably request. In addition, during the Pre-Closing Period, Prime shall also provide the Companies’ officers and employees reasonable access to its customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with Prime and only with the direct supervision or participation of one of Prime’s officers, employees or Representatives (who shall make all reasonable efforts to be available). The Companies shall hold all such information that is non-public in confidence in accordance with the Confidentiality Agreement.

6.3.         Shareholders Meeting; Proxy Statement.

(a)     Prime, acting through the Prime Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws necessary to promptly and duly call, give proper notice of, convene and hold as promptly as practicable the Prime Meeting for the purpose of considering and voting upon the Prime Voting Proposal. As soon as practicable after execution of this Agreement, Prime shall prepare a proxy statement to solicit from the Stockholders proxies in favor of the Prime Voting Proposal (the “Proxy Statement”). Subject to Section 6.1, the Prime Board shall recommend approval of the Prime Voting Proposal by the Stockholders and include such recommendation in the materials delivered to the Stockholders , and shall use reasonable best efforts to (i) solicit from the Stockholders proxies in favor of the Prime Voting Proposal and (ii) take all other actions necessary or advisable to secure the vote or consent of the Stockholders required by applicable Law to obtain such approval. Prime shall not submit any other proposals for approval at the Prime Meeting other than a Superior Proposal without the prior written consent of the Companies. Prime shall keep the Companies updated with respect to proxy solicitation results as requested by the Companies. Notwithstanding anything to the contrary contained in this Agreement, Prime may not adjourn or postpone the Prime Meeting once the Prime Meeting has been called and noticed without the prior written consent of the Companies other than to the extent necessary to ensure that any required supplement or amendment to the materials delivered to the Stockholders (including the Proxy Statement) is provided to the Stockholders or, if as of the time for which the Prime Meeting is originally scheduled (x) there are insufficient shares of Prime Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Prime Meeting or (y) there are insufficient votes in favor of the Prime Voting Proposal and Prime believes in good faith that it can procure sufficient votes in favor of the Prime Voting Proposal by adjourning the meeting to a date not more than thirty (30) calendar days from the scheduled date of the Prime Meeting; provided, however, that Prime shall provide prompt written notice to Patriot and Bank of any such adjournment or postponement. If the Prime Board recommends a Super Proposal, it will not alter the obligation of Prime to submit the adoption of this Agreement and the approval of the Merger to the Stockholders at the Prime Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Prime Meeting.

(b)     Promptly following the Prime Meeting, Prime shall cause to be delivered to the Bank in writing results of the vote on the Prime Voting Proposal.

6.4.         Legal Conditions to the Merger.

(a)     Subject to the terms hereof, including Section 6.1 and Section 6.4(b), Prime and the Bank shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Prime or the Bank in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, any related governmental request thereunder and any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Prime and the Bank shall cooperate with each other in connection with the making of all such filings, including providing copies, (i.e., complete copies or non-confidential versions, as applicable), of all such documents to the non-filing party, or if more appropriate, to its advisors prior to the submission of correspondence, filings or communications to any Governmental Entity, and, if requested, accepting reasonable additions, deletions or changes suggested by the other party in connection therewith. Prime and the Bank shall each use its reasonable best efforts to furnish to each other, or, if more appropriate, to their advisors, all information required for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Bank and Prime agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

(b)     Each of Prime and the Bank shall give any notices to third parties, and use reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Prime Disclosure Schedule, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Prime Material Adverse Effect or a Bank Material Adverse Effect prior to or after the Effective Time.

6.5.        Public Disclosure. Patriot and the Bank and Prime shall consult with each other before issuing any public disclosures or a press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld.

6.6.        Indemnification of Prime Directors and Officers.

(a)     From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Bank and the Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Prime (the “Prime Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a Prime Indemnified Party is or was an officer or director of Prime, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under the BLC or Prime’s current Certificate of Incorporation, By-laws or agreements with those persons. Each Prime Indemnified Party shall be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from Prime Indemnified Party of a request therefor; in all cases subject to the Surviving Corporation’s receipt of an undertaking by such Prime Indemnified Party to repay such expenses and fees paid in advance if it is ultimately determined in a final non-appealable judgment of a court of competent jurisdiction that such Prime Indemnified Party is not entitled to be indemnified under applicable Law. In addition, the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which such consent shall not be unreasonably withheld or delayed).

(b)     On or before the Closing, the Surviving Corporation shall, at the Surviving Corporation’s sole cost and expense and at no expense to the beneficiaries, obtain and shall thereafter maintain in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Exchange Agent Agreement); provided that the insurance policies obtained by the Surviving Corporation shall provide for at least the same coverage and amounts and containing terms and conditions no less advantageous to Prime Indemnified Parties when compared to the insurance policies maintained by Prime on the date hereof. Prime or the Bank may also satisfy the obligations of the Bank under this Section 6.6(b) by purchasing “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that were not less advantageous to Prime Indemnified Parties with respect to claims arising out of or relating to events which occurred before or at the Effective Time.

(c)     The Surviving Corporation shall pay all expenses, including attorneys’ reasonable fees and costs, that may be incurred by the persons referenced in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

(d)     The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of Prime by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of Prime Indemnified Parties, their heirs and their representatives.

6.7.         Notification of Certain Matters.

(a)     During the Pre-Closing Period, the Bank shall give prompt written notice to Prime, and Prime shall give prompt written notice to the Bank, of: (i) the occurrence, or failure to occur, of any factor or event, which occurrence or failure to occur is reasonably likely to cause (A) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (B) any covenant, condition or agreement of such party not to be satisfied in any material respect; (ii) any material failure of the Bank or Prime, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Prime Material Adverse Effect or a Bank Material Adverse Effect, as applicable. Notwithstanding the above, the delivery of any notice pursuant to this Section shall not (x) affect the representations and warranties of the Bank or Prime, as the case may be, or the right of the party receiving such notice to rely on such representations and warranties (as unmodified by such notice), and (y) will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b)     Prime shall supplement the information set forth on the Prime Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Prime Disclosure Schedule or that is necessary to correct any information in the or Prime Disclosure Schedule or in any representation or warranty of Patriot, the Bank, or Prime, as applicable which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement, have any effect for purposes of determining the satisfaction of the conditions set forth in Article VII, or have any effect for the purpose of determining the compliance by either party with any covenant set forth herein.

6.8.         Shareholder Litigation. Each of Prime and the Bank shall keep the other reasonably informed of any shareholder litigation or claim pending against Prime or the Bank, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that all obligations of Prime and the Bank in this Section 6.8 shall be subject to the ability of such party under applicable Laws to preserve attorney-client communication and privilege.

6.9.         Board of Directors and Loan Committee of Prime. The Bank shall receive at least three (3) days’ advance written notice of each meeting of the Board of Directors or Loan Committee of Prime to be held after the date hereof. The Bank shall be entitled to send a representative to attend any such meeting. The Confidentiality Agreement shall apply to any and all information obtained by the Bank or Patriot pursuant to this Section 6.9.

6.10.       Financial Statements. As soon as available and in any event within ten (10) Business Days after the end of each month prior to the Closing Date, Prime shall deliver to the Bank such of its balance sheets and statements of operations with respect to Prime as are internally prepared by it in the Ordinary Course of Business.

6.11.       Liens. Prime shall obtain releases of all Liens on the assets of Prime or the shares of Prime Common Stock (other than those set forth on Schedule 6.11 hereto).

6.12.     Employees of Prime. With the exception of Prime’s Chief Executive Officer and Chief Financial Officer, each of whom will be either retiring or resigning upon the Merger, the Bank expects to retain most of the existing branch employees of Prime and other employees, including Paul Lutsky, who have primary responsibility for customer relationships, and will provide them with benefits substantially similar to those offered to Bank employees. Certain other employees may not be offered employment with the Bank. Each employee of Prime hired by the Bank shall be credited with service as a Prime employee for purposes of determining his or her status under the Bank’s policies.

6.13.     Life Insurance Policies. Insurance policies with respect to Jasper J. Jaser and Marion M. Violano have been issued by Northwestern Mutual, are in effect and are further described on Schedule 6.13 of the Prime Disclosure Schedules (along with a description of those certain Assignment Agreements dated March 1, 1996 related thereto).

6.14.     No Survival of Representations and Warranties. The representations and warranties of the parties set forth in Article III and Article IV hereof shall not survive the Closing and shall be of no further force and effect following the Closing.

6.15.     The Stockholders’ Representative. Each of the Stockholders makes, constitutes and appoints the Stockholders’ Representative, with full power of substitution and re-substitution, as its true and lawful attorney-in-fact for him, her or it and in his, her or its name, place, and stead to sign, execute, deliver and perform any agreement, instrument, certificate or document required to be executed by the Stockholders or otherwise contemplated hereby, to make and authorize amendments to, or waivers of, this Agreement or any other agreement, instrument, certificate and document contemplated hereby, to enforce the obligations of the Companies or Prime under this Agreement or any other agreement, instrument, certificate and document contemplated hereby, to give and receive all notices required or permitted by the Stockholders’ Representative under this Agreement or any other agreement, instrument, certificate and document contemplated hereby. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Stockholder. This power of attorney may be exercised by the Stockholders’ Representative by listing the Stockholder executing any agreement, instrument, certificate and document contemplated hereby with the single signature of the Stockholders’ Representative acting as attorney-in-fact for such Stockholder. Each Party shall be entitled to rely exclusively upon any communication given or other action taken by the Stockholders’ Representative on behalf of the Stockholders pursuant to this Agreement or the other agreement, instrument, certificate and document contemplated hereby.

ARTICLE VII.
CONDITIONS TO MERGER

7.1.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)     Shareholder Approval. The Prime Voting Proposal shall have been approved at the Prime Meeting, at which a quorum is present, by two-thirds or greater of the Prime shares issued and outstanding (the “Required Prime Shareholder Vote”); and Prime shall have caused the certified vote tabulation(s) required by Section 6.3(b) of this Agreement to be delivered to the Bank.

(b)     Governmental Approvals. Other than the filing of the Bank Merger Agreement, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Bank Material Adverse Effect or a Prime Material Adverse Effect.

(c)     No Injunctions. No Governmental Entity of competent jurisdiction shall have obtained, enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment or injunction (whether preliminary, temporary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2.        Additional Conditions to Obligations of Patriot and the Bank. The obligations of Patriot and the Bank to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Patriot and the Bank:

(a)     Representations and Warranties. The representations and warranties of Prime set forth in this Agreement (other than in Section 3.1, Section 3.2, Section 3.3 and Section 3.4), and any schedule or any certificate delivered pursuant hereto, (i) if qualified by materiality (or any variation of such term), shall be true, complete and accurate (without giving effect to such materiality qualification set forth therein) when made and as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date, and (ii) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects when made and as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date. The representations and warranties of Prime set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.4, and any schedule or any certificate delivered pursuant thereto, shall be true, complete and accurate when made and as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date.

(b)     Performance of Obligations of Prime. Prime shall have performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Companies shall have received a certificate signed on behalf of Prime by the chief executive officer or the chief financial officer of Prime to such effect.

(c)     No Material Adverse Effect. On or prior to the Closing Date, there shall have been no occurrence (including, without limitation, a breach of the representations and warranties or covenants of Prime contained in this Agreement (including the schedules hereto)) that has resulted in or is reasonably likely to result in a Prime Material Adverse Effect or a Bank Material Adverse Effect.

(d)     Prime Certificate. The Bank shall have received a favorable certificate, dated as of the Effective Time, signed by chief executive officer or the chief financial officer of Prime as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c), which certificate shall also certify (x) the incumbency and genuineness of signatures of all officers of Prime executing this Agreement or any other Transaction Document, (y) the truth and correctness of corporate resolutions authorizing the entry by Prime into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of the organizational documents of Prime.

(e)     Consents and Approvals. All third party consents with respect to the consummation of the transactions contemplated by this Agreement set forth on Exhibit F shall have been received and shall be reasonably satisfactory in form and substance to the Bank in its sole discretion.

(f)     No Litigation. No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, that (a) declares this Agreement invalid or unenforceable in any material respect, (b) prevents or significantly delays the consummation of the transactions contemplated hereby, or (c) imposes or will impose restrictions on Patriot, the Bank or any of their Affiliates to sell, to hold separate or otherwise dispose of any material assets, or to materially alter the conduct or operations, or to materially restrict, or otherwise change in any material respect, the assets or business of Patriot, the Bank, or any of their Affiliates (including without limitation Prime from and after the Effective Time); and (d) no action or proceeding before any Governmental Entity shall have been instituted by any Governmental Entity, or by any other Person (other than an Affiliate of the Bank), which (i) seeks to prevent or delay the consummation of the transactions contemplated by this Agreement, (ii) challenges the validity or enforceability of this Agreement, (iii) seeks to impose restrictions on Patriot, the Bank or any of their Affiliates to sell, to hold separate or otherwise dispose of any material assets, or to materially alter the conduct or operations, or to materially restrict, or otherwise change in any material respect, the assets or business of Patriot, the Bank or any of their Affiliates (including without limitation Prime from and after the Effective Time).

(g)    Resignations. The Bank shall have received letters of resignation from the directors and officers of Prime reasonably satisfactory in form and substance to the Bank.

(h)    Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of Prime concurrently with Prime’s execution and delivery of this Agreement.

(i)      Exchange Agent Agreement. Other than the Bank and Patriot, all parties to the Exchange Agent Agreement shall have entered into such agreement and there shall have been no notice that any such other parties do not intend to honor such agreement.

(j)      Escrow Agreement. Other than the Bank and Patriot, all parties to the Escrow Agreement shall have entered into such agreement and there shall have been no notice that any such other parties do not intend to honor such agreement.

(k)     Certificate of Good Standing. The Bank shall have received a certificate of corporate good standing or legal existence of Prime as of a recent date.

(l)      Transaction Documents. Prime shall have entered into each of the other Transaction Documents to which it is a party.

(m)    Other Closing Matters. The Bank shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Prime and the satisfaction of the conditions to the Bank’s obligation to close hereunder as the Bank or its counsel may reasonably request.

7.3.        Additional Conditions to Obligations of Prime. The obligation of Prime to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by Prime:

(a)     Representations and Warranties. The representations and warranties of Patriot and Bank set forth in this Agreement, and any schedule or any certificate delivered pursuant hereto, (i) if qualified by materiality (or any variation of such term), shall be true, complete and accurate (without giving effect to such materiality qualification set forth therein) when made and as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate as of that date, and (ii) if not qualified by materiality (or any variation of such term), shall be true, complete and accurate in all material respects when made and as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true, complete and accurate in all material respects as of that date.

(b)     Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and Prime shall have received a certificate signed on behalf of the Bank by the chief executive officer or the chief financial officer of the Bank to such effect.

(c)     Bank Certificate. Prime shall have received a favorable certificate, dated as of the Effective Time, signed by the chief executive officer or the chief financial officer of the Bank as to the matters set forth in Section 7.3(a), which certificate shall also certify (x) the incumbency and genuineness of signatures of all officers of the Bank executing this Agreement or any other Transaction Document, (y) the truth and correctness of corporate resolutions authorizing the entry by the Bank into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of the organizational documents of the Bank.

(d)     Certificates of Good Standing. Prime shall have received certificates of corporate good standing or legal existence of the Bank as of a recent date.

(e)     Exchange Agent Agreement. Other than Prime, all parties to the Exchange Agent Agreement shall have entered into such agreement and there shall have been no notice that any such other parties do not intend to honor such agreement.

(f)     Funding of Exchange Account. The Bank shall have delivered or caused to be delivered the Merger Consideration to the Exchange Agent.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1.         Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof; after the receipt of Prime Shareholder Approval:

(a)     by mutual written consent of Patriot, the Bank and Prime;

(b)     by either the Bank or Prime if the Merger shall not have been consummated by March 31, 2018 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c)     by either the Bank or Prime if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)     by either the Bank or Prime if at the Prime Meeting at which a vote on the Prime Voting Proposal is taken, the Required Prime Shareholder Vote in favor of the Prime Voting Proposal shall not have been obtained;

(e)     by the Bank, if, prior to the approval of the Prime Voting Proposal by the Stockholders at the Prime Meeting: (i) a Prime Adverse Recommendation Change shall have occurred, (ii) Prime shall have entered into, or publicly announced its intention to enter into, a Prime Acquisition Agreement (other than a confidentiality agreement), (iii) Prime shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.1, or (iv) the Prime Board fails to reaffirm (publicly, if so requested by the Bank) the Prime Voting Proposal within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by Prime or the Person making such Acquisition Proposal;

(f)     by Prime, if, prior to the approval of the Prime Voting Proposal by the Stockholders at the Prime Meeting, the Prime Board authorizes Prime, in full compliance with the terms of this Agreement, including Section 6.1(a)(ii) hereof, to enter into a Prime Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided that Prime shall have paid any amounts due pursuant to Section 6.1(c) hereof in accordance with the terms, and at the times, specified therein;

(g)     by the Bank, if there has been a material breach of any representation or warranty, or any failure to perform any covenant or agreement on the part of Prime set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by Prime of written notice of such breach or failure to perform from the Bank; or

(h)     by Prime, if there has been a material breach of any representation or warranty, or any failure to perform any covenant or agreement on the part of the Bank set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3 not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Bank of written notice of such breach or failure to perform from Prime.

8.2.       Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Patriot, the Bank or Prime, or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, (b) a termination by Prime under Section 8.1(f) shall not relieve Prime of its obligation under Section 6.1(c), and (c) the provisions of Sections 5.3 (Confidentiality), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3.        Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4.        Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, (a) by action taken or authorized by the Prime Board and approved by the Bank, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such right, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX.
MISCELLANEOUS

9.1.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (b) on the date of confirmation of receipt of transmission by facsimile or other electronic means (or, the first Business Day following such receipt if the date of such receipt is not a Business Day), in each case to the intended recipient as set forth below:

(a)           if to Patriot or the Bank, to

Patriot National Bancorp, Inc.

900 Bedford Street, 3rd Floor

Stamford, CT 06901

Attn: Michael Carrazza, Chairman

e-mail: mc@solaiacapital.com

with a copy (which shall not constitute notice) to:

Alan L. Zeiger, Esq.

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Fax: (212) 832-5754

e-mail: Zeiger@BlankRome.com

(b)           if to Prime, to

Prime Bank

7 Old Tavern Road

Orange, CT 06477

Attn: Jasper J. Jaser, Chairman and Chief Executive Officer

e-mail: jjaser@primebankct.com

with a copy (which shall not constitute notice) to:

William W. Bouton III

Hinckley Allen

20 Church Street

Hartford, CT. 06103-1221

Fax: (860) 331-2627

e-mail: wbouton@hinckleyallen.com

(c)           if to the Stockholders’ Representative, to

Jasper J. Jaser

PO Box 1066

Orange, CT 06477

Telephone: (203) 530-9547

with a copy (which shall not constitute notice) to:

William W. Bouton III

Hinckley Allen

20 Church Street

Hartford, CT. 06103-1221

Fax: (860) 331-2627

e-mail: wbouton@hinckleyallen.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.2.     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, including, but not limited to, that certain letter dated April 28, 2017, from Patriot to Prime, indicating interest in a merger transaction; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.3.     No Third Party Beneficiaries. Except as provided in Section 6.6 with respect to Prime Indemnified Parties, which shall be third party beneficiaries of the provisions set forth in Section 6.6, nothing in this Agreement is intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.4.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.5.     Severability. Whenever possible, each term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.6.     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by electronic .pdf delivery or facsimile transmission.

9.7.     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Prime Material Adverse Effect in Section 3.1 or the Bank Material Adverse Effect in Section 4.1. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.8.     Governing Law. This Agreement, and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Connecticut.

9.9.     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10.    Submission to Jurisdiction. .In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of the United States District Court for the District of Connecticut, or if such court does not have jurisdiction, the appropriate State Court of the State of Connecticut, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

9.11.    WAIVER OF JURY TRIAL. EACH OF PATRIOT, THE BANK AND PRIME HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PATRIOT, THE BANK AND PRIME IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.12.    Disclosure Schedule. The Prime Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article III, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III, and (b) the other Sections in Article III to the extent that the disclosures therein specifically reference such other Sections. The inclusion of any information in the Prime Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Prime Material Adverse Effect or the Bank Material Adverse Effect, or is outside the Ordinary Course of Business.

[next page is the signature page]

IN WITNESS WHEREOF, Patriot, the Bank and Prime have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PATRIOT:

PATRIOT NATIONAL BANCORP, INC.

By:

       Michael Carrazza

       Chairman

BANK:

PATRIOT BANK, NATIONAL

ASSOCIATION

By:

       Michael Carrazza

       Chairman

[signatures continue on the following page]

[Signature Page to the Merger Agreement]

PRIME:

PRIME BANK

By:

       Jasper J. Jaser

       Chairman and Chief Executive Officer

STOCKHOLDERS’

REPRESENTATIVE:

_____________________________

Jasper J. Jaser

[Signature Page to the Merger Agreement]

EXHIBIT A

VOTING AGREEMENT

EXHIBIT B

MERGER AGREEMENT

EXHIBIT C

OPTION CANCELLATION AGREEMENT

EXHIBIT D

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(e)(i)
Action	Section 3.12
Adjusted TBV	Section 2.1(e)
Affiliate	Section 3.19
Affiliated Group	Section 3.8
Agreement	Preamble to Article I
Bank	Preamble to Article I
Bank Material Adverse Effect	Section 4.1
Bank Merger Agreement	Section 1.1
Bank’s Knowledge	Preamble to Article IV
Bankruptcy and Equity Exception	Section 3.4(a)
BLC	Preamble to Article I
BMA	Preamble to Article I
Break-Up Fee	Section 6.1(c)
Business Day	Section 1.2
CBCA	Preamble to Article I
Certificate	Section 2.1(c)
Closing	Section 1.2
Closing Consideration	Section 2.2(g)
Closing Date	Section 1.2
Closing Payment	Section 2.2(g)
COCC	Section 2.1(e)
Code	Section 3.8
Companies	Preamble to Article I
Confidentiality Agreement	Section 5.3
Contamination	Section 3.13(e)
Contract	Section 3.4(b)
Deficiencies	Section 2.1(e)
Dissenting Shares	Section 2.3(a)
DOB	Section 2.1(e)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(c)
Environmental Permits	Section 3.13(a)(ii)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Escrow Agent	Section 2.2(g)
Escrow Amount	Section 2.2(g)
Exchange Act	Section 6.1(e)(i)
Exchange Agent	Section 2.2(a)
Exchange Agent Agreement	Section 2.2(a)

FDIA	Section 3.29
FDIC	Section 3.4(c)
Fully Diluted Shares Outstanding	Section 2.1(d)(i)
GAAP	Section 3.1(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(d)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Law	Section 3.15
Leased Real Property	Section 3.9(a)
Liens	Section 3.4(b)
Loans	Section 3.27(a)
Merger	Preamble to Article I
Merger Consideration	Section 2.1(d)
Merger Consideration Per Share	Section 2.1(d)(i)
Notice Period	Section 6.1(b)
OCC	Section 1.1
Ordinary Course of Business	Section 3.6(b)
OREO	Section 3.27(c)
Outside Date	Section 8.1(b)
Patriot Common Stock	Section 2.1(d)(ii)
Patriot Financial Statements	Section 4.4(a)
Patriot Quarterly Statements	Section 4.4(a)
Payment Fund	Section 2.2(g)
Permits	Section 3.17
Permitted Liens	Section 3.9(b)
Pre-Closing Period	Section 5.1
Prime	Preamble to Article I
Prime Acquisition Agreement	Section 6.1(a)(i)
Prime Adverse Recommendation Change	Section 6.1(a)(i)
Prime Board	Preamble to Article I
Prime Common Stock	Section 3.2(a)
Prime Disclosure Schedule	Preamble to Article III
Prime Employee Plans	Section 3.14(a)
Prime Employee Stock Options	Section 2.1(d)(ii)
Prime Financial Statements	Section 3.5(a)
Prime Indemnified Parties	Section 6.6(a)
Prime Intellectual Property	Section 3.10(b)
Prime Investment Securities	Section 3.26
Prime Loan	Section 3.27(d)
Prime Material Adverse Effect	Section 3.1
Prime Material Contract	Section 3.11(a)
Prime Meeting	Section 6.1(a)(ii)
Prime Quarterly Statements	Section 3.5(a)
Prime Shareholder Approval	Section 3.4(a)
Prime Stock Options	Section 3.2(a)

Prime Voting Proposal	Section 3.4(a)
Prime’s Knowledge	Preamble to Article III
Proxy Statement	Section 6.3(a)
Relevant Prime Persons	Preamble to Article III
Relevant Bank Persons	Preamble to Article IV
Representatives	Section 6.1(a)(i)
Required Prime Shareholder Vote	Section 7.1(a)
Superior Proposal	Section 6.1(e)(ii)
Surviving Corporation	Section 1.3
Tax	Section 3.8
Tax Returns	Section 3.8
Taxes	Section 3.8
TBV	Section 2.1(d)
Transaction Documents	Section 3.1
Transfer Act	Section 3.13(f)
Voting Agreement	Preamble to Article I

EXHIBIT E

CONSENTS AND APPROVALS

Federal Deposit Insurance Corporation

Office of the Comptroller of the Currency

Connecticut Department of Banking

Federal Reserve Bank of New York

Schedule 2.1(d)

Merger Consideration Calculation Example

Assume (which for the avoidance of doubt, is meant to be an illustrative example only):

●	563,527 shares outstanding

●	All options are exercised (e.g., all 101,000 options are exercised or cashed out at Closing) and are in the money.

●	There are 664,527 total shares outstanding on a fully-diluted basis (563,527 + 101,000)

●	Weighted average exercise price of outstanding options is $10 per share (option holders will receive actual difference between their actual exercise price and the deal price)

●	TBV is $8,758,309[1]

●	115% of TBV is $10,072,055.35 (this is the Merger Consideration)

First, multiply the average exercise price of outstanding options ($10) by the number of total options being exercised (101,000). This is the aggregate option exercise price and is equal to $1,010,000.

Second, (i) add the aggregate option exercise price ($1,010,000) to the Merger Consideration ($10,072,055.35), and (ii) divide such number ($11,082,055.35) by the total shares outstanding on a fully-diluted basis (664,527). This is the Merger Consideration Per Share and is equal to $16.68.

Third, subtract the average option exercise price ($10) from the Merger Consideration Per Share ($16.68). This is the Merger Consideration given to each Optionholder for each option share and is equal to $6.68.

1 Note: Such number to be updated pursuant to Section 2.1(d) of the Merger Agreement.